Exhibit 99.4

DRAFT 3
Trinity Industries, Inc
Analysts Conference Call
November 3, 2005
Comments by Steve Menzies
FINAL

Thank you, Tim. Good morning! I’ll make a few comments about the railcar market followed by a few remarks about our leasing and management services business.

Industry demand for railcars in North America remained strong in the 3rd quarter. More than 17,600 railcars were ordered industry-wide, continuing the strong pace set in early 2004. The number of 3rd quarter railcar orders is in line with the quarterly average of 18,000 ordered during the last seven quarters. Year-to-date, industry orders through September totaled more than 54,000 railcars. Strong railcar demand reflects general economic growth, increased railroad freight loadings and replacement of older, smaller railcars.

During the 3rd quarter, Trinity received more than 5,100 railcar orders. We continue to focus our sales efforts on orders that meet our pricing requirements and extend our existing production lines. Substantially all of the railcar orders received during the 3rd quarter extend existing production lines for a variety of cars, including several lines producing various types of covered hoppers, autoracks, coal cars and tank cars. While our order levels may fluctuate quarter to quarter, we believe current order levels and inquiries indicate continued strong demand for a variety of railcars, supporting our production and sales strategies. As Tim mentioned, our order levels since the quarter close have been quite robust, extending existing production lines even further.

The industry-wide production backlog at the end of the 3rd quarter increased slightly to approximately 61,100 railcars reflecting a backlog of approximately nine months of industry production. This also indicates that strong industry order levels are keeping pace with increased industry production and that the supply chain is meeting current demand. Trinity’s railcar production backlog in North America on September 30th decreased slightly to approximately 16,900 railcars, compared to approximately 17,500 railcars on June 30.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet, taking delivery of approximately 1,000 new railcars during the 3rd quarter. This represents about 18% of Trinity’s North American 3rd quarter shipments. Our operating lease fleet now includes more than 23,300 railcars as compared to approximately 19,700 railcars in our fleet on September 30, 2004. Our lease portfolio growth is an important part of our rail strategy to develop long term relationships with the end users of our railcars.

Our committed lease backlog at the end of the 3rd quarter was approximately 4,000 railcars or 26.5% of Trinity’s North American production backlog. Our lease fleet is essentially fully utilized at 99.4% at the end of the 3rd quarter compared to 98.5% at September 30, 2004. The average age of our fleet is 5.2 years and our average remaining lease term is six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been exceptionally high. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and rising new car lease rates. The strength of the leasing market, full lease fleet utilization and increasing lease rates on existing railcars further supports our long term view of continuing strong demand for new built railcars.

I’ll now turn it over to Bill McWhirter.